EXHIBIT 99.1

COMARCO ANNOUNCES $1.5 MILLION LOAN FROM AND SALE OF
$1.0 MILLION OF COMMON STOCK TO INSTITUTIONAL INVESTOR

Company Uses $2.1 Million of the Proceeds to Repay Broadwood Loan

LAKE FOREST, Calif., February 12, 2013 – Comarco, Inc. (OTC: CMRO.PK), announced today that, on Monday, February 11, 2013, it has consummated a $2.5 million debt and equity financing transaction with Elkhorn Partners Limited Partnership (“Elkhorn”), an existing shareholder of the Company.  In that transaction, Elkhorn has made a $1.5 million secured loan to the Company maturing on November 30, 2014, and has purchased a total of 6,250,000 shares of our common stock, at a price of $0.16 per share, generating an additional $1.0 million of cash for the Company.

As a result of the sale to Elkhorn of the 6,250,000 shares of Company common stock, Elkhorn’s ownership has increased to approximately 49%, from approximately 9%, of the Company’s outstanding shares, making Elkhorn the Company’s largest shareholder.

The Company has used approximately $2.1 million of the proceeds from these transactions to repay the entire principal amount of and all interest on a $2.0 million secured six month term loan that the Company had obtained from Broadwood Partners L.P. at the end of July 2012.  The anticipated sale of 3 million shares of Company common stock to Broadwood, the proceeds of which were to have been used to repay the Broadwood loan, was not consummated.

The balance of the proceeds from the Elkhorn loan and equity transactions are expect to be used by the Company primarily for working capital purposes.

Elkhorn Loan and Security Agreements

The $1.5 million loan made to us by Elkhorn bears interest at 7% for the first 12 months of the loan, increasing to 8.5% thereafter and continuing until the loan is paid in full.  The loan matures on November 30, 2014; however, the Company has the right, at its option, to prepay the Elkhorn Loan, in whole or in part, without penalty or premium.

Under the terms of the Elkhorn loan, if and to the extent the Company does not repay the loan in full by its maturity date (or upon acceleration of the loan after the occurrence of an event of default), then, Elkhorn will have the right, at its option (but not the obligation), to convert the then unpaid balance of the loan, in whole or in part, into shares of Company common stock at a conversion price of $0.25 per share, which will be subject to possible adjustment on certain events, such as stock splits, stock dividends and any reclassifications of the Company’s outstanding shares, certain mergers and, subject to certain exceptions, sales by the Company of shares of its common stock at a price lower than $0.25 per share.  The conversion price of $0.25 per share represents a premium of more than 70% over the average of the closing prices of the Company’s shares in the over-the-counter market for the five trading days preceding the making of the loan by Elkhorn to the Company.

The payment of, and the performance by the Company of its other obligations to Elkhorn with respect to, the loan are secured by first priority security interests granted to Elkhorn in substantially all of the assets of the Company and its wholly-owned subsidiary, Comarco Wireless Technologies, Inc. (“CWT”), and a pledge of all of CWT’s shares by the Company to Elkhorn.

Sale of Common Stock to Elkhorn

The sale by the Company to Elkhorn of the 6,250,000 shares of common stock was made concurrently with and as a condition to the making by Elkhorn of the loan to the Company.  The purchase price of $0.16 per share paid by Elkhorn for those shares was determined by arms-length negotiations between Elkhorn and the members of a special committee of the Company’s Board of Directors, comprised of three of the directors who have no affiliation with Elkhorn and no financial interest, other than their interests solely as shareholders of the Company, in either the loan or share transactions with Elkhorn.  That per share purchase price was determined based on a number of factors, including the inability of the Company, notwithstanding its best efforts, to raise additional capital from other prospective institutional investors during the six months ended January 25, 2013 and the recent trading prices of the Company’s shares in the over-the-counter market, which averaged $0.14 per share during the five trading days immediately preceding the sale of the shares to Elkhorn, and $0.158 per share over the 29 trading days that that began on January 2, 2013 and ended on February 8, 2013.

The Elkhorn loan and the shares of common stock sold to Elkhorn by the Company may not be sold or otherwise transferred in the United States by Elkhorn, except in compliance with the registration requirements of the Securities Act of 1933, as amended, or an available exemption from such requirements.

The foregoing summaries of the Elkhorn debt and equity transactions with the Company are not intended to be complete and those summaries are qualified in their entirety by reference to a Secured Loan Agreement, Security Agreement, Pledge Agreement and a Stock Purchase Agreement, each dated February 11, 2013, between the Company and Elkhorn, copies of which Agreements are attached as exhibits to a Current Report on Form 8-K which the Company expects to file today with the Securities and Exchange Commission.

This News Release is neither an offer to sell nor the solicitation of an offer to buy any shares of common stock or any other securities of the Company.

About Comarco

Based in Lake Forest, Calif., Comarco is a leading provider of universal mobile power products used to power and charge notebook computers, mobile phones, and many other rechargeable mobile devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Forward-Looking Information

Other than statements or information about historical facts, all statements and other information in this news release, including any statements of our beliefs or expectations regarding our future financial condition or future financial performance or trends in our business, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” “can” or “may”.  There is no assurance that we will be able to achieve the financial performance or objectives set forth in such forward looking statements because, among other things, our business is subject to numerous risks and uncertainties that could cause our future financial performance to differ, possibly materially, from those expected at this time.

Information regarding those risks and uncertainties is contained in our Annual Report on Form 10-K for our fiscal year ended January 31, 2012, which we filed with the Securities and Exchange Commission on April 30, 2012.  We urge readers of this news release to review the discussion of those risks and uncertainties which are contained in Item 1A (entitled “Risk Factors”) of Part I of that Annual Report.  Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date.  We also disclaim any obligation to update or revise any of the forward-looking statements in this news release as a result of new information, future events or otherwise, except as may be required by law.

Company Contacts:

Thomas Lanni	Alisha Charlton
President and CEO	Vice President and CAO
Comarco, Inc.	Comarco, Inc.
(949) 599-7460	(949) 599-7551
tlanni@comarco.com	acharlton@comarco.com